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                                                                      EXHIBIT 12


                            Rhone-Poulenc Rorer Inc.
             Computation of Ratio of Earnings to Fixed Charges and
           Ratio of Earnings to Fixed Charges and Preferred Dividends
                        (In millions except for ratios)

                                                  Years Ended December 31,
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                                                                               Pro
                                                                      Actual  Forma
                                          1994   1993   1992   1991    1990   1990
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
Income before income taxes and
    minority interest...................   $488   $594   $584   $486    $ 17   $232
Add:
Portion of rents representative of the
    interest factor.....................     18     16      9      9       7      8
Interest on indebtedness................     55     71    125    165     183    247
Amortization of capitalized interest....      9      6      3      2       2      2
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Income as adjusted......................   $570   $687   $721   $662    $209   $489
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Interest on indebtedness................     55     71    125    165     183    247
Capitalized interest....................      3      4     15     21       8      9
Portion of rents representative of the
    interest factor.....................     18     16      9      9       7      8
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Fixed charges...........................     76     91    149    195     198    264
Preferred dividends.....................     25     16     14     --      --     --
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Fixed charges and preferred dividends...   $101   $107   $163   $195    $198   $264
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Ratio of earnings to fixed charges......    7.5    7.5    4.8    3.4     1.1    1.9
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Ratio of earnings to fixed charges and
    preferred dividends.................    5.6    6.4    4.4    3.4     1.1    1.9
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